Frank Catania Appointed to Nevada Gold & Casinos Board of Directors

HOUSTON, Feb. 10, 2009 (GLOBE NEWSWIRE) -- Nevada Gold & Casinos, Inc. (NYSE Alternext US: UWN) today announced the appointment of Frank Catania to the Company's board of directors.

Mr. Catania, who brings over 30 years of gaming, and legal experience, is currently a principal of Catania Consulting Group, which specializes in providing gaming expertise to both the public and private sectors. Mr. Catania is also of counsel at Catania & Associates, LLC, Law Offices, which specializes in all aspects of casino law including licensing and compliance. Mr. Catania currently serves on the board of directors of Empire Resorts (Nasdaq:NYNY) and eCOGRA, a non-profit organization founded in 2003 with the mission to establish standards for online gaming where it is lawful. Mr. Catania was previously the director of New Jersey's Division of Gaming Enforcement, a premier and world-renowned gaming regulatory and enforcement agency. Mr. Catania was elected to serve four years in the New Jersey Legislature as an Assemblyman, representing his district in Passaic County.

"On behalf of the entire board, I am delighted to welcome Frank to Nevada Gold," said Robert Sturges, CEO of Nevada Gold & Casinos. "With his extraordinary gaming and regulatory background, he will be a wonderful addition to our board.”

"Nevada Gold has made significant positive changes during the past two years. I look forward to contributing as a member of the board and helping the Company move forward with its strategic priorities," said Frank Catania.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (NYSE Alternext US: UWN) of Houston, Texas is a developer, owner and operator of gaming facilities. The Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company also has a management contract with Oceans Casino Cruises, Inc., owner of SunCruz Casinos, the largest day cruise casino company in the United States. For more information, visit www.nevadagold.com.

The Nevada Gold & Casinos, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=1552

CONTACT:	Nevada Gold & Casinos, Inc. Robert B. Sturges, CEO or Jim Kohn, CFO (713) 621-2245

ICR, Inc. Don Duffy (203) 682-8200